                                                                     Exhibit 5.1

                         [KIRKLAND & ELLIS LETTERHEAD]

     To Call Writer Direct:
         312 861-2000


                               February 12, 1997

Lands' End, Inc.
Lands' End Lane
Dodgeville, WI  53595

          Re:  Lands' End, Inc.
               Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as special counsel to Lands' End, Inc. (the "Company") in connection with the proposed registration by the Company of up to 2,000,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

     The opinions contained in this letter (herein called "our opinions") are based exclusively upon Section 180.0622 (formerly numbered Section 180.40) of the Wisconsin Business Corporation Law and the General Corporation Law of the State of Delaware, each as now constituted. We express no opinion as to the applicability of, compliance with, or effect of any other law or governmental requirement with respect to the Company. For purposes of our opinions we have assumed without independent investigation that factual information supplied to us for purposes of our opinions is complete and accurate.

     Based upon and subject to the foregoing, we hereby advise you that in our opinion:

     (1) The Company is a corporation existing and in good standing under the laws of the State of Delaware.

Lands' End, Inc.
January 9, 1997
Page 2

     (2) The shares are validly issued, fully paid and non-assessable, except for assessment pursuant to Section 180.0622 (formerly numbered as Section 180.40) of the Wisconsin Business Corporation Law, as interpreted by the Wisconsin Supreme Court, for liabilities of the Company to its employees.

     For purposes of this letter we have relied without any independent verification upon (i) information contained in one or more certificates provided by the Delaware Secretary of State and (ii) factual information supplied to us by the Company. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present law set forth in Section 180.0622 (formerly numbered Section 180.40) of the Wisconsin Business Corporation Law or the present laws of the State of Delaware be changed by legislative action, judicial decision or otherwise.


                                               Very truly yours,



                                               KIRKLAND & ELLIS